EXHIBIT 8.1
September 2, 2005
Holly Energy Partners, L.P.
100 Crescent Court, Suite 1600
Dallas, Texas 75201
     Re:     Holly Energy Partners, L.P.; Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel for Holly Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”) and the Prospectus (the “Prospectus”) contained therein, registering (a) the offer and sale from time to time by the Partnership of up to $800,000,000 of common units representing limited partner interests in the Partnership (the “Common Units”) and/or debt securities (the “Debt Securities) and guarantees of the Debt Securities, and (b) up to 1,170,000 Common Units that may be resold by or for the account of the selling unitholders named in the Registration Statement. In connection therewith, we prepared the discussion set forth under the caption “Material Tax Consequences” in the Prospectus (the “Discussion”).
     All statements of legal conclusions contained in the Discussion, unless otherwise noted, reflect our opinion with respect to the matters set forth therein as of the effective date of the Registration Statement. In addition, we are of the opinion that the federal income tax discussion in the Registration Statement with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact of the Partnership and its general partner, included in such discussion, as to which we express no opinion).
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended.

Very truly yours,

/s/ Vinson & Elkins L.L.P

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas	Trammell Crow Center, 2001 Ross Avenue, Suite 3700
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